Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)(1)
(UNAUDITED)

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$224,213	$259,818	$771,757	$1,003,164
Operating expenses:
Direct operating expenses(2)	122,927	147,996	489,977	694,073
Selling, general and administrative expenses(2)	34,691	44,705	132,765	197,708
Corporate expenses(2)	12,505	13,762	43,460	45,799
Depreciation and amortization	10,946	11,486	43,616	57,013
Other operating expense, net	680	3,500	764	93,668
Operating income (loss)	42,464	38,369	61,175	(85,097)
Interest expense, net	(2,862)	(9,618)	(8,860)	(46,386)
Loss on extinguishment of debt	—	—	(2,394)	—
Other income (expense), net	(11,961)	10,421	(10,044)	17,541
Income (loss) before income taxes	27,641	39,172	39,877	(113,942)
Income tax expense	(2,371)	(4,529)	(6,465)	(6,690)
Consolidated net income (loss)	25,270	34,643	33,412	(120,632)
Less: Net income attributable to noncontrolling interests	32	37	102	95
Net income (loss) attributable to the Company	$25,238	$34,606	$33,310	$(120,727)

(1)In 2023, Clear Channel International B.V. (“CCIBV”) sold its businesses in Switzerland, Italy and France on March 31, May 31 and October 31, respectively. On September 17, 2024, CCIBV sold its equity interest in the Singapore business to another indirect foreign wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc. The financial results of the Singapore business have historically been immaterial to CCIBV’s overall results.
(2)Excludes depreciation and amortization.